STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into on September 30, 2022 (the “Effective Date”) by and between Refinery Technologies, Inc., a Utah corporation (the “Seller”), and Sky Quarry Inc., a Delaware corporation (the “Buyer”). Each of Seller and Buyer may be referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used in this Agreement have the meanings given to such terms herein.

RECITALS

WHEREAS, Seller owns all of the issued and outstanding securities of all classes, consisting only of shares of common stock (the “Foreland Shares”) of Foreland Refining Corporation, a Texas corporation (“Foreland”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Foreland Shares, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.01Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Foreland Shares, free and clear of any mortgage, pledge, lien, charge, security interest, claim, community property interest, option, equitable interest, restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute), or other encumbrance (each, an “Encumbrance”).

Section 1.02Purchase Price. The aggregate purchase price for the Foreland Shares shall be SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($7,500,000), plus the projected inventory valuation of $3,500,000 in Section 1.03, paid as follows (the “Purchase Price”):

(1)Deposit. Buyer has paid to Seller a $250,000 deposit (“Deposit”) that is non-refundable unless the purchase and sale of the Foreland Shares does not take place because of an unsatisfied condition of the Seller set forth in Section 2.04.

(2)Closing Payment. At the Closing, Buyer shall pay to Seller THREE MILLION SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($3,750,000) by wire transfer of immediately available funds pursuant to wire transfer instructions provided by Seller (the “Closing Payment”).

(3)Secured Promissory Note. At the Closing, Buyer shall issue to Seller a Secured Promissory Note in the principal amount of SEVEN MILLION DOLLARS ($7,000,000), the form of which is attached hereto as Exhibit A (the “Note”) secured by all of the assets of Foreland as set forth in the Security Agreement, the form of which is attached hereto as Exhibit B (the “Security Agreement”). One-half (1/2) of the principal balance of the Note, subject to adjustment as provided for in Section 1.03(3) below, shall be payment for the inventory as referenced in Section 1.03 (the “Inventory Payment”).

Section 1.03Projected Closing Inventory Value. Included in the Purchase Price is the projected inventory valuation of $3,500,000, which value includes the projected quantities and values of stored unrefined or pre-sales oil or oil products (“Unrefined Crude”), plus the projected quantities and values of stored refined or pre-sales oil or oil products (“Finished Products”). The value of the Unrefined Crude shall be the cost of the Unrefined Crude plus the cost of delivery (“Delivered Unrefined Crude”). The value of the Finished Products shall be the cost of the Delivered Unrefined Crude plus the Direct Production Costs (defined as consisting solely of direct production salaries and wages (including payroll taxes), energy and utilities, chemicals, laboratory and product testing costs) to refine the Unrefined Crude. Schedule 1.03 sets forth an estimate by Seller of the Unrefined Crude, Finished Products and Delivered Unrefined Crude (the “Seller’s Inventory Calculation”).

(1)Buyer’s Closing Inventory Calculation. No later than ten (10) days following the Closing, Buyer shall provide a written statement, in the same format as the Seller’s Inventory Calculation, to Seller showing the Buyer’s calculation of the inventory valuation as of the Closing Date (“Buyer’s Inventory Calculation”). After receipt of the Buyer’s Inventory Calculation, Seller shall have ten (10) days to object to Buyer’s Inventory Calculation (the “Objection Period”). If Seller does not object to Buyer’s Inventory Calculation within the Objection Period, Seller shall be deemed to have accepted the Buyer’s Inventory Calculation and the Purchase Price shall be adjusted and paid pursuant to Section 1.03(3) below. If Seller does provide Buyer with an objection to Buyer’s Inventory Calculation within the Objection Period, then Buyer and Seller shall attempt to resolve the objection through good-faith negotiations. If Buyer and Seller have not reached a resolution within thirty (30) days after the end of the Objection Period, the Parties shall follow the dispute resolution procedure set forth in Section 1.03(2) below.

(2)Dispute Resolution. If the Parties cannot agree on the Buyer’s Inventory Calculation by good-faith negotiation pursuant to Section 1.03(1) above, then: (a) any calculation that is not in dispute in the Buyer’s Inventory Calculation will become binding on the Parties; and (b) any calculations in dispute will be resolved by Squire & Company, P.C. (the “Accounting Firm”). Both Buyer and Seller agree to provide the Accounting Firm with reasonable access to all accounting records necessary for the calculations, and to share all such materials with the other Party. The Accounting Firm will be instructed to resolve the dispute as follows: (i) the Inventory Calculation prepared by the Accounting Firm must be set forth in writing, with reasonable explanatory notes as determined by the Accounting Firm, and delivered no later than thirty (30) days following the Accounting Firm’s appointment; and (ii) the Inventory Calculation prepared by the Accounting Firm must be within the range of the dispute between Buyer and Seller. The Accounting Firm’s Inventory Calculation will be binding upon Buyer and Seller. Buyer and Seller will jointly execute, if required by the Accounting Firm, a reasonable engagement letter, including customary indemnification provisions for the Accounting Firm, and will each pay one-half (1/2) of the total cost of the Accounting Firm (including indemnification) to resolve the dispute in accordance with this Section 1.03.

(3)Payment. If the final inventory calculation (“Final Inventory Value”) is less than $3,500,000, then the difference (the “Deficit”) shall be deducted from the Inventory Payment paid to Seller. If the Final Inventory Value is more than $3,500,000, then the difference (the “Surplus”) shall be paid, together with the Inventory Payment, to Seller in accordance with this Section 1.03(3).

ARTICLE II
CLOSING

Section 2.01Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on a date to be mutually agreed to by the Parties, but no later than September 30, 2022 (the “Closing Date”), remotely by exchange of documents and signatures (or their electronic counterparts). The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 11:59 p.m. MST time on September 30, 2022.

Section 2.02Seller Closing Deliverables. At the Closing, Seller shall deliver to Buyer the following:

(1)a duly executed assignment in lieu of certificate with respect to the assignment of the Foreland Shares;

(2)an executed copy of a Security Agreement;

(3)resolutions of the directors and shareholders of the Seller and Foreland, duly adopted and in full force and effect, which authorize the execution, delivery, and performance of this Agreement and the transactions contemplated hereby;

(4)all books and records (including organizational documents, minutes, financial records, and Tax Returns that are redacted to show information relative to Foreland, but not other related business entities) and all other property of Foreland in Seller’s possession or under Seller’s control;

(5)an officer’s certificate of Seller confirming (a) the officers and directors of Seller, (b) the incumbency of the Persons executing this Agreement on behalf of Seller, and (c) the representations and warranties in Article III; and

(6)such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

Section 2.03Buyer’s Closing Deliverables. At the Closing, Buyer shall deliver to Seller (unless indicated otherwise) the following:

(1)the Closing Payment;

(2)resolutions of the directors of the Buyer, duly adopted and in full force and effect, which authorize the execution, delivery, and performance of this Agreement and the transactions contemplated hereby;

(3)an officer’s certificate of Buyer confirming (a) the officers and directors of Buyer, (b) the incumbency of the Persons executing this Agreement on behalf of Buyer, and (c) the representations and warranties in Article IV;

(4)the Note, Security Agreement, and a UCC-1 Financing Statement; and

(5)such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement.

Section 2.04Conditions to Closing. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(1)no Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof;

(2)Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities and Buyer shall have received all consents, authorizations, orders, and approvals from the Governmental Authorities, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked;

(3)the representations and warranties of each Party contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects; and

(4)each Party shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the Effective Date. For purposes of this Article III, “Seller’s Knowledge,” shall mean (i) the actual knowledge of Jesse McSwain, and (ii) the knowledge that Jesse McSwain, as a prudent business person, would have obtained in the conduct of his or her business after making reasonable inquiry and investigation with respect to the particular matter in question.

Section 3.01Organization and Authority of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Utah and has full corporate power and authority to enter into this Agreement and any other documents contemplated hereby (collectively, the “Transaction Documents”) to which Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and each Transaction Document to which Seller is a party constitute legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms.

Section 3.02Organization, Authority, and Qualification of Foreland. Foreland is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Texas and has full corporate power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted. Schedule 3.02 sets forth a list of each jurisdiction in which Foreland is licensed or qualified to do business, and Foreland is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

Section 3.03Capitalization.

(1)The authorized securities of Foreland consists only of 100,000 shares of common stock, of which 1,000 shares are issued and outstanding and constitute the Foreland Shares. All of the Foreland Shares have been duly authorized, are validly issued, fully paid and nonassessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrances. Upon the transfer, assignment, and delivery of the Foreland Shares and payment therefor in accordance with the terms of this Agreement, Buyer shall own all of the Foreland Shares, free and clear of all Encumbrances.

(2)All of the Foreland Shares were issued in compliance with applicable Laws. None of the Foreland Shares were issued in violation of any agreement or commitment to which Seller or Foreland is a party or is subject to or in violation of any preemptive or similar rights of any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (each, a “Person”). For purposes of this Agreement, “Laws” means any federal, state, local or non-U.S. statute, law, common law, act, ordinance, regulation, constitution, sub-regulatory guidance, rule, code, order, directive, judgment, injunction, ruling, award, decree, writ, policy, guidance, or other requirement or rule of law.

(3)There are no outstanding or authorized options, warrants, convertible securities, stock appreciation, phantom stock, profit participation, or other rights, agreements, or commitments relating to the shares of Foreland or obligating Seller or Foreland to issue or sell any shares of, or any other interest in, Foreland. There are no voting trusts, stockholder agreements, proxies, or other agreements in effect with respect to the voting or transfer of any of the Foreland Shares.

Section 3.04No Subsidiaries. Foreland does not have, or have the right to acquire, an ownership interest in any other Person.

Section 3.05No Conflicts or Consents. The execution, delivery, and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the articles of incorporation, by-laws, or other governing documents of the Seller or Foreland; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, treaty, or other requirement of any Governmental Authority or any order, writ, judgment, injunction, decree, determination, penalty, or award entered by or with any Governmental Authority (“Governmental Order”) applicable to Seller or Foreland; (c) require the consent, notice, or filing with or other action by any Person or require any Permit, license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, or modify any contract, lease, deed, mortgage, license, instrument, note, indenture, joint venture, or any other agreement, commitment, or legally binding arrangement, whether written or oral (collectively, “Contracts”), to which Seller or Foreland is a party or by which Seller or Foreland is bound or to which any of their respective properties and assets are subject; or (e) result in the creation or imposition of any Encumbrance on any properties or assets of Foreland. For purposes of this Agreement, “Governmental Authority” means any federal, state or local governmental, quasi-governmental, regulatory or administrative authority, agency, commission, official, body, department, subdivision, branch, board, bureau or instrumentality of any country or any court, tribunal, arbitrator or judicial or arbitral body (public or private) thereof.

Section 3.06Financial Statements. Schedule 3.06 contains complete copies of Foreland’s financial statements consisting of (a) the balance sheet of Foreland as of December 31 in each of the years 2021, 2020, and 2019 and the related statements of income and retained earnings, stockholders’ equity, and cash flow for the years then ended, and (b) the balance sheet of Foreland as of July 31, 2022 and the related statements of income and retained earnings, stockholders’ equity, and cash flow for the six months then ended (the “Financial Statements”). The Financial Statements (including in all cases the notes thereto, if any) fairly present, in all material respects, the financial condition of Foreland as of the respective dates thereof and the operating results of Foreland for the periods covered thereby and have been prepared in accordance with accounting principles consistently applied throughout the periods covered thereby. The balance sheet of Foreland as of July 31, 2022, is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.

Section 3.07Accounts Receivable and Payable. Schedule 3.07 contains all of Foreland’s accounts payable and accounts receivable as of a date August 31, 2022, as well as an estimate of those accounts as of the Closing Date. The accounts receivable report is sorted by account age, grouping accounts into 30 Day, 60 Day, and 90+ Day categories. The accounts payable report is sorted by distance from due date, grouping accounts into Past Due, Current, 30 Day, 60 Day, and 90+ Day groups. Seller shall deliver to Buyer a final schedule disclosing all of Foreland’s accounts payable and accounts receivable as of the Closing Date no later than fifteen (15) days after the Closing. No agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any account receivable, and there is no contest, dispute, defense or right of set-off, other than returns in the ordinary and usual course of business consistent with past practice, with respect to any account receivable. Seller and Buyer hereby acknowledge and agree that: (a) any accounts receivable (or applicable portion thereof as promptly determined in good faith by Buyer and Seller) (the “Pre-Closing Accounts Receivable”), and (b) any and all expenditures relating to the Business (or applicable portion thereof as promptly determined in good faith between Buyer and Seller (the “Pre-Closing Liabilities”), in each case up to and including the Closing Date, shall be for the account of Seller. Subsequent to the Closing Date, Buyer will, and will cause Foreland to, use all commercially reasonable efforts to collect the Pre-Closing Accounts Receivable. On the date on which Foreland’s balance sheet is reviewed and reconciled to September 30, 2022, but in any case not longer than thirty (30) days from the Closing Date, (the “Release Date”), Buyer shall remit to Seller an amount equal to the Pre-Closing Accounts Receivable collected by Buyer prior to such date net of any unsatisfied Pre-Closing Liabilities (the “Pre-Closing Accounts Receivable Excess Amount”). In the event that the amount of unsatisfied Pre-Closing Liabilities exceeds the amount of Pre-Closing Accounts Receivable collected by Buyer as at such date, such shortfall shall be borne by Seller and Seller shall be liable, and shall indemnify Buyer, for any such shortfall. If any Pre-Closing Accounts Receivable are received or collected by Buyer or Foreland after the Release Date, such amounts will be promptly paid to Seller. Notwithstanding anything herein to the contrary, Buyer and Seller acknowledge and agree that cash on hand at Closing will be distributed by Foreland to Seller at Closing and for avoidance of doubt is not deemed part of the Purchase Price.

Section 3.08Post-Closing Net Income Split.  From the Closing Date through to October 31, 2022, any Net Income (defined as gross revenues on the sale of Finished Products less all applicable sales, production and operating costs, depreciation and general and administrative allocated costs as mutually agreed between Foreland and Seller) to Foreland will be split equally between Foreland and Seller (the “Split Payment”). Foreland will provide Seller with a basis of calculation of the Split Payment within, but no later than, 45 days from the period end and promptly pay to Seller the Split Payment.

Section 3.09Undisclosed Liabilities. Foreland has no liabilities, obligations, or commitments of any nature whatsoever, whether asserted, known, absolute, accrued, matured, or otherwise (collectively, “Liabilities”), except those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, in excess of $10,000. Any UCC Financing Statements will be released within three (3) business days of the Closing.

Section 3.10Absence of Certain Changes, Events, and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to Foreland, any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise), or assets of Foreland.

Section 3.11Material Contracts.

(1)Schedule 3.11 sets forth each Contract to which Foreland is a party, either written or oral, and that is material to Foreland (such Contracts, together with all Contracts concerning the occupancy, management, or operation of any Real Property (as defined in Section 3.12), being “Material Contracts”), including the following:

(i)(A) any pension, profit sharing, stock option, employee stock purchase, equity or equity based or other similar plan or arrangement, (B) any other employee benefit plan or arrangement, (C) any collective bargaining agreement or any other contract with any union, works council, or other labor organization or similar employee representative (each, a “Labor Agreement”), or (D) any severance, retention or change of control agreements, programs, policies or arrangements;

(ii)any contract for the employment or engagement of any officer, director, manager, employee, individual service provider or other Person on a full time, part-time, consulting, independent contractor or other basis that provides for annual compensation in excess of $25,000;

(iii)any contract under which Foreland has advanced or loaned money to, guaranteed an amount for the benefit of or made an investment in any other Person;

(iv)any agreement, promissory note or indenture relating to borrowed money or other indebtedness or the mortgaging, pledging or otherwise placing a lien on any material asset or group of assets of Foreland;

(v)any lease or agreement pursuant to which Foreland is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $10,000;

(vi)any lease or agreement pursuant to which Foreland is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by Foreland;

(vii)any contract or group of related contracts with the same party or group of affiliated parties the performance of which involves consideration in the aggregate in excess of $25,000, other than purchase and sales orders incurred in the ordinary course of business;

(viii)any contract or agreement (A) relating to the licensing of any Intellectual Property by Foreland to a third party or by a third party to Foreland (other than licenses to Foreland for generally available commercial, unmodified, “off the shelf” software used solely for the Companies’ own internal use for an aggregate fee, royalty or other consideration for any such software or group of related Software licenses of no more than $10,000), (B) for the development of any Intellectual Property by a third party for the benefit of Foreland, (C) relating to the provision of co-location and related services to Foreland, which services are used by Foreland to fulfill its obligations to provide software and data hosting services to customers, or (D) affecting Foreland’s ability to use or enforce any Intellectual Property (including concurrent use agreements, settlement agreements and consent to use agreements);

(ix)any contract or agreement with a term of more than six (6) months which is not terminable upon 60 days’ notice or less without penalty and involves a consideration in excess of $25,000 annually;

(x)any contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world, granting most favored nation pricing or exclusive rights to a counterparty or requiring it to purchase all or substantially all of its requirements for a product or service from a particular Person;

(xi)any contract or agreement (A) for the sale, transfer or acquisition of any material assets, equity interest or business of Foreland (other than those providing for sales, transfers or acquisitions of inventory in the ordinary course of business consistent with past practice), or for the grant to any Person of any preferential rights to purchase any of the assets, equity interests or business of Foreland, in each case, under which there are material outstanding obligations of Foreland, or (B) for any acquisition or divestiture of any operating business, material assets or equity interests of any Person that contains an “earn-out” provision or other contingent or future payment obligation that has not been satisfied in full;

(xii)any joint venture, partner or similar contract or agreement, including any contract or agreement involving a sharing of the profits, losses, costs or liability of Foreland with any other Person;

(xiii)any material non-disclosure or confidentiality agreements still in effect;

(xiv)any powers of attorney;

(xv)any agreement with a Governmental Authority;

(xvi)all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax (as defined in Section 3.19(1)), environmental, or other Liability of any Person;

(xvii)any settlement, conciliation or similar agreement with any Governmental Authority or other Person containing obligations yet to be performed or completed by either or both parties; or

(xviii)any other agreement which is outside of the ordinary course of business of Foreland and is (i) material to its operations or business prospects, or (ii) involves a consideration in excess of $25,000 annually.

The descriptions of all contracts, leases, agreements and instruments identified on Schedule 3.11 identify all amendments, waivers and other modifications to such agreements.

(2)Each Material Contract is valid and binding on Foreland in accordance with its terms and is in full force and effect. None of Foreland, nor to Seller’s Knowledge any other party thereto, is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of any intention to terminate, any Material Contract. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.12Real Property; Title to Assets.

(1)Schedule 3.12 sets forth all real property in which Foreland has an ownership or leasehold (or sublease hold) interest (together with all buildings, structures, and improvements located thereon, the “Real Property”), including: (i) the street address of each parcel of Real Property; (ii) for Real Property that is leased or subleased by Foreland, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease, and any termination or renewal rights of any party to the lease; and (iii) the current use of each parcel of Real Property. Seller has delivered or made available to Buyer true, correct, and complete copies of all Contracts, title insurance policies, and surveys relating to the Real Property.

(2)Foreland has good and valid (and, in the case of owned Real Property, good and indefeasible fee simple) title to, or a valid leasehold interest in, all Real Property, and personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date (other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date). All Real Property and such personal property and other assets (including leasehold interests) are free and clear of Encumbrances.

(3)Foreland is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to possess, lease, occupy, or use any leased Real Property. The use of the Real Property in the conduct of Foreland’s business does not violate, in any material respect, any Law, covenant, condition, restriction, easement, license, permit, or Contract and no improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than Foreland.

Section 3.13Intellectual Property.

(1)The term “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) issued patents and patent applications; (ii) trademarks, service marks, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (iii) copyrights, including all applications and registrations; (iv) trade secrets, know-how, inventions (whether or not patentable), technology, and other confidential and proprietary information and all rights therein; (v) internet domain names and social media accounts and pages; and (vi) other intellectual or industrial property and related proprietary rights, interests, and protections.

(2)Schedule 3.13 sets forth all issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing and all material unregistered Intellectual Property that are owned by Foreland (the “Foreland IP Registrations”). Foreland owns or has the valid and enforceable right to use all Intellectual Property used or held for use in or necessary for the conduct of Foreland’s business as currently conducted or as proposed to be conducted (the “Foreland Intellectual Property”), free and clear of all Encumbrances. All of the Foreland Intellectual Property is valid and enforceable, and all Foreland IP Registrations are subsisting and in full force and effect. Foreland has taken all reasonable and necessary steps to maintain and enforce Foreland Intellectual Property.

(3)The conduct of Foreland’s business as currently and formerly conducted and as proposed to be conducted has not infringed, misappropriated, or otherwise violated and will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person. To Seller’s Knowledge, no Person has infringed, misappropriated, or otherwise violated any Foreland Intellectual Property.

Section 3.14Insurance. Schedule 3.14 sets forth a true and complete list of all current policies or binders of insurance maintained by Seller or its Affiliates (including Foreland) and relating to the assets, business, operations, employees, officers, and directors of Foreland, including (i) the name of the insurance company, (ii) the contact person at the insurance company or broker, (iii) the annual premium, (iv) the coverage amounts and a brief description, and (iv) the dates of coverage (collectively, the “Insurance Policies”). Such Insurance Policies: (a) are in full force and effect; (b) are valid and binding in accordance with their terms; (c) are provided by carriers who, to Seller’s Knowledge are financially solvent; and (d) have not been subject to any lapse in coverage. Neither Seller nor any of its Affiliates (including Foreland) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have been paid. None of Seller or any of its Affiliates (including Foreland) is in default under, or has otherwise failed to comply with, any provision contained in any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to Foreland and are sufficient for compliance with all applicable Laws and Contracts to which Foreland is a party or by which it is bound. For purposes of this Agreement: (x) “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is controlled by, or is under common control with, such Person; and (y) the term “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other ownership interests, by contract, or otherwise.

Section 3.15Legal Proceedings; Governmental Orders.

(1)There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, “Actions”) pending or, to Seller’s knowledge, threatened against or by Foreland, Seller, or any Affiliate of Seller: (i) relating to or affecting Foreland or any of Foreland’s properties or assets; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(2)There are no outstanding, and Foreland is in compliance with all, Governmental Orders against, relating to, or affecting Foreland or any of its properties or assets.

Section 3.16Compliance with Laws; Permits.

(1)Foreland has complied, and is now complying, with all Laws applicable to it or its business, properties, or assets in all material respects.

(2)Schedule 3.16 sets forth all permits, licenses, franchises, approvals, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities (collectively, “Permits”) in order for Foreland to conduct its business. All required Permits have been obtained and are valid and in full force and effect. Seller has provided to Buyer copies of all current Permits issued to Foreland and no event has occurred that would reasonably be expected to result in the revocation or lapse of any such Permit.

Section 3.17Environmental Matters .

(1)The terms: (i) “Environmental Laws” means all Laws, now or hereafter in effect, in each case as amended or supplemented from time to time, concerning public or worker health and safety, exposure to hazardous substances or materials, noise or odors, pollution or protection of the environment or natural resources, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of, or exposure to, any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, per- or polyfluoroalkyl substances, noise, odor, mold, radiation or radon; and (ii) “Hazardous Substances” means: (A) any chemicals, materials, or substances subject to regulation under Environmental Law or defined as or included in the definition of “hazardous substances,” “hazardous wastes” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants,” or words of similar effect under any Environmental Law, including petroleum or petroleum by-products, friable asbestos, lead-based paint, or polychlorinated biphenyls; (B) any other hazardous or radioactive substance, contaminant, or waste; and (C) any other substance with respect to which any Environmental Law or Governmental Authority requires environmental investigation, regulation, monitoring, or remediation.

(2)Foreland has complied, and is now complying, with all Environmental Laws in all material respects. Except as identified in Schedule 3.17, neither Foreland nor Seller has received notice from any Person that Foreland, its business or assets, or any real property currently or formerly owned, leased, or used by Foreland is or may be in violation of any Environmental Law or any applicable Law regarding Hazardous Substances.

(3)Except as identified in Schedule 3.17 and in the Phase One report that Seller has provided to Buyer, to Seller’s Knowledge, there has not been any spill, leak, discharge, injection, escape, leaching, dumping, disposal, or release of any kind of any Hazardous Substances in violation of any Environmental Law: (i) with respect to the business or assets of Foreland; or (ii) at, from, in, adjacent to, or on any real property currently or formerly owned, leased, or used by Foreland. There are no Hazardous Substances in, on, about, or migrating to any real property currently or formerly owned, leased, or used by Foreland, and such real property is not affected in any way by any Hazardous Substances. The Buyer and Seller hereby acknowledge that, as a cautionary measure from the Phase One report, a Phase Two report has been initiated and will be provided to both Seller and Buyer when completed. If the Phase  II report identifies any release, threat of release or presence of Hazardous Substances, existing prior to Closing,  in violation of applicable Environmental Laws at or originating from any real property currently or formerly owned, leased, or used by Foreland, the Seller shall take the necessary actions, including through one or more qualified and adequately insured third parties selected by Seller in their sole but reasonable discretion, to further investigate and/or remediate, or in any other appropriate way address such release, threat of release or presence of Hazardous Substances that are in violation of applicable Environmental Laws, sufficient to obtain a written determination of no further action without conditions limiting or restricting the use of the property that is the subject thereof for the purpose for which such property was in use as of the date of this Agreement from the applicable Governmental Authority (all such actions, a “Cleanup”). Notwithstanding the above, Buyer shall be permitted (without obligation), at their sole expense, to observe, or appoint a third party to observe, the site activities conducted to complete the performance of any Cleanup.

Section 3.18Employee Benefit Matters.

(1)Schedule 3.18 sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (as amended, and including the regulations thereunder, “ERISA”), whether or not written and whether or not subject to ERISA, and each supplemental retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, equity, change in Control, retention, severance, salary continuation, and other similar material agreement, plan, policy, program, practice, or arrangement which is or has been established, maintained, sponsored, or contributed to by Foreland or under which Foreland has or could reasonably be expected to have any Liability (each, a “Benefit Plan”).

(2)For each Benefit Plan, Seller has made available to Buyer accurate, current, and complete copies of each of the following: (i) the plan document with all amendments, or if not reduced to writing, a written summary of all material plan terms; (ii) any written contracts and arrangements related to such Benefit Plan, including trust agreements or other funding arrangements, and insurance policies, certificates, and contracts; (iii) in the case of a Benefit Plan intended to be qualified under Section 401(a) of the Code, the most recent favorable determination or national office approval letter issued by the Internal Revenue Service and any legal opinions issued thereafter with respect to the Benefit Plan’s continued qualification; (iv) the most recent Form 5500 filed with respect to such Benefit Plan; and (v) any material notices, audits, inquiries, or other correspondence from, or filings with, any Governmental Authority relating to the Benefit Plan in the three years prior to the date hereof.

(3)Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will, either alone or in combination with any other event: (i) entitle any current or former director, officer, employee, independent contractor, or consultant of Foreland to any severance pay, increase in severance pay, or other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of Foreland to amend or terminate any Benefit Plan; (iv) increase the amount payable under any Benefit Plan; (v) result in any “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 3.19Employment Matters.

(1)Schedule 3.19 sets forth lists of: (i) all employees, independent contractors, and consultants of Foreland as of the Closing Date; and (ii) for each individual described in clause (i), (A) the individual’s title or position, hire date, and compensation, (B) any Contracts entered into between Foreland and such individual, and (C) the fringe benefits provided to each such individual. All compensation payable to all employees, independent contractors, or consultants of Foreland for services performed on or prior to the Closing Date have been paid in full, except for paid time off accrued in the ordinary course of business in accordance with Foreland’s policies, the liabilities for which shall remain with Foreland at Closing.

(2)Foreland is not, and has not been, a party to or bound by any collective bargaining agreement or other Contract with a union or similar labor organization (collectively, “Union”), and no Union has represented or purported to represent any employee of Foreland. There has never been, nor has there been any threat of, any strike, work stoppage, slowdown, picketing, or other similar labor disruption or dispute affecting Foreland or any of its employees.

(3)Foreland is and has been in compliance with, in all material respects: (i) all applicable employment Laws and agreements regarding hiring, employment, termination of employment, plant closings and mass layoffs, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, engagement and classification of independent contractors, payroll taxes, and immigration with respect to all employees, independent contractors, and contingent workers; and (ii) all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing employees of Foreland.

(4)There are no Actions threatened, pending, outstanding, or to the knowledge of the Seller, anticipated, nor are there any orders, decisions, settlements, awards, directions, rulings, injunctions, writs, decrees, or convictions currently registered or outstanding against or in respect of Foreland under or in respect of any Laws relating to labor, employment, or personnel.

(5)Foreland has promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which it is aware. Foreland has taken prompt corrective action that is reasonably calculated to prevent further improper action. The Seller does not reasonably expect any material liabilities with respect to any such allegations nor is it aware of any allegations relating to officers, directors, managers, employees, contractors, or agents of Seller or Foreland, that, if known to the public, would bring Seller or Foreland into material disrepute.

(6)No current or former employee or independent contractor of Foreland is in any material respect in violation of any term of any noncompete agreement, nondisclosure agreement, common law nondisclosure obligation, nonsolicitation agreement, fiduciary duty, restrictive covenant, confidentiality agreement, employment agreement, consulting agreement, or similar obligation (i) owed to Seller or (ii) owed to any third party with respect to the person’s right to be employed or engaged by Seller or Foreland.

Section 3.20Taxes.

(1)All returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (collectively, “Tax Returns”) required to be filed by Seller and Foreland on or before the Closing Date have been timely filed. Such Tax Returns are true, correct, and complete in all material respects. All Taxes due and owing by Seller and Foreland (whether or not shown on any Tax Return) have been timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller or Foreland. Seller has delivered to Buyer copies of all Tax Returns and examination reports of Foreland and statements of deficiencies assessed against, or agreed to by, Foreland, for all Tax periods ending after December 31, 2014. The term “Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

(2)Foreland has no Liability for Taxes of any Person (other than Foreland) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or foreign Law), as transferee or successor, by contract, or otherwise.

(3)There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Foreland.

(4)Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. Foreland is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

Section 3.21Books and Records. The minute books and share record and transfer books of Foreland, all of which are in the possession of Foreland and have been made available to Buyer, are complete and correct in all material respects.

Section 3.22Affiliate Transactions. Except as set forth on Schedule 3.22, no officer, director, manager, equityholder, employee or Affiliate of Seller or Foreland or, to the Seller’s knowledge, any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with or is indebted to or is owed amounts from Seller or Foreland or any of Seller or Foreland’s material customers or suppliers or has any interest in any assets or property used by Seller or Foreland (including any Intellectual Property Rights). Except as set forth on Schedule 3.22, there are no intercompany services provided to or on behalf of Seller or Foreland by or to its Affiliates. None of the assets, tangible or intangible, or properties that are used by Foreland are owned by its Affiliates or, to the Seller’s knowledge, any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person owns any beneficial interest.

Section 3.23Customers and Suppliers.

(1)Schedule 3.23 sets forth the (i) 10 largest customers (including resellers) (measured by annual recurring revenue) of Foreland, taken as a whole, for the fiscal year ended December 31, 2021, together with the aggregate annual recurring revenue from each such customer during such periods, and (ii) 10 largest suppliers, vendors or licensors (measured by dollar volume) of Foreland, taken as a whole, for the same time period, together with the aggregate purchases from each such supplier, vendor or licensor during such periods. Except as set forth on Schedule 3.23, neither Foreland nor Seller has (x) received any oral or written notice from any customer to the effect that, and Foreland nor Seller has any knowledge that, any customer will stop, decrease the rate of, or change the terms (whether related to payment, price or otherwise) with respect to, buying products or services from Foreland (whether as a result of the consummation of the transactions contemplated hereby or otherwise) and (y) received any oral or written notice from any supplier to the effect that, and neither Foreland nor Seller has any knowledge that, any supplier will stop, decrease the rate of, or change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to Foreland (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

(2)Copies of each of Foreland’s current standard form written agreements entered into between Foreland, on the one hand, and any of the customers or resellers of Foreland, on the other hand, have been provided to Buyer (each, a “Company Form Agreement”).

(3)No customer engagement since January 1, 2021 has failed to be implemented on the contractual terms agreed to by Foreland and such customer.

(4)Foreland does not receive or hold, directly or indirectly any funds on behalf of any customer.

Section 3.24CARES Act Matters.

(1)Schedule 3.24 sets forth any loans, grants or other forms of relief applied for or received by Foreland pursuant to the CARES Act or similar economic assistance program or Laws in response to COVID-19, including any loan obtained by Foreland pursuant to the Paycheck Protection Program established under the CARES Act (a “PPP Loan”) or loans or advances obtained by Foreland under the Economic Injury Disaster Loan program (“EIDL Funds”) administered by the U.S. Small Business Administration (the “SBA”) and the amount of funds requested and received by Foreland under such programs.

(2)Prior to the date of this Agreement, any PPP Loan was forgiven in full. Foreland did not make any false or misleading statement in any application for its PPP Loans, any promissory note, loan agreement, applications for PPP Loan forgiveness, or other document executed in connection with its PPP Loans or otherwise to the SBA or the PPP Loan lenders in any material respect.

(3)Foreland has not received any EIDL Funds.

Section 3.25Brokers. Except for obligations of Foreland to Imperial Capital pursuant to that engagement letter dated October 27, 2021, no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 3.26No Other Representations and Warranties. Seller nor any other Person has made, or shall be deemed to have made, and Seller nor any of its Affiliates, directors, managers, officers, employees, agents or representatives is liable for or bound in any manner by, any express or implied representations, warranties, guaranties, promises or statements pertaining to Foreland, Seller or Foreland equity, except as specifically set forth in this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Utah. Buyer has corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and each Transaction Document constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the articles of incorporation, by-laws, or other governing documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any Permit, license, or Governmental Order.

Section 4.03Investment Purpose. Buyer is acquiring the Foreland Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof or any other security related thereto within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Buyer acknowledges that Seller has not registered the offer and sale of the Foreland Shares under the Securities Act or any state securities laws, and that the Foreland Shares may not be pledged, transferred, sold, offered for sale, hypothecated, or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.04Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

ARTICLE V
COVENANTS

Section 5.01Confidentiality. From and after the Closing, Seller shall, and shall cause its  respective directors, officers, employees, consultants, counsel, accountants, and other agents (collectively, “Representatives”) to, hold in confidence any and all information, in any form, concerning Foreland, except to the extent that Seller can show that such information: (a) is generally available to and known by the public through no fault of Seller, or any of its respective Representatives; or (b) is lawfully acquired by Seller, or its respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by any obligation. If Seller or any if its respective Representatives are compelled to disclose any information by Governmental Order or Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed; provided, however, Seller shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.02Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents and instruments and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.03Mail; Payments; Receivables. Following the Closing, in the event that Seller or any of its Representatives receive any customer, supplier, employee, or other inquiries or correspondence that relate to Foreland or to the operation of Foreland’s business, or any payments or invoices that belong to Foreland (including, but not limited to, payments disclosed herein as accounts receivable), Seller shall, and shall cause its Representatives to, remit all such property to Buyer within five (5) business days after its receipt by Seller or its Representative.

ARTICLE VI
TAX MATTERS

Section 6.01Tax Covenants.

(1)Without the prior written consent of Buyer, Seller shall not, to the extent it may affect or relate to Foreland: (i) make, change, or rescind any Tax election; (ii) amend any Tax Return; (iii) take any position on any Tax Return; or (iv) take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or Foreland, in respect of any taxable period that begins after the Closing Date or, in respect of any taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any Straddle Period beginning after the Closing Date.

(2)All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(3)Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by Foreland after the Closing Date with respect to any taxable period or portion thereof ending on or before the Closing Date and all Straddle Period Tax Returns. Any such Tax Return shall be provided to Seller for review and approval (which shall not be unreasonably withheld) prior to filing.

Section 6.02Straddle Period. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are allocated to Pre-Closing Tax Periods (as defined in Section 6.04) for purposes of this Agreement shall be: (a) in the case of Taxes: (i) based upon, or related to, income, receipts, profits, wages, capital, or net worth; (ii) imposed in connection with the sale, transfer, or assignment of property; or (iii) required to be withheld, the amount of Taxes which would be payable if the taxable year ended with the Closing Date; and (b) in the case of other Taxes, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.03Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon Foreland shall be terminated as of the Closing Date. After such date neither Foreland, Seller, nor any of Seller’s Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.04Tax Indemnification. Seller shall indemnify Foreland, Buyer, and each Buyer Indemnitee (as defined in Section 7.01) and hold them harmless from and against (a) any loss, damage, liability, deficiency, Action, judgment, interest, award, penalty, fine, cost or expense of whatever kind (collectively, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification under this Agreement, “Losses”) attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.19; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking, or obligation in Article III; (c) all Taxes of Foreland or relating to the business of Foreland for all Pre-Closing Tax Periods (as defined below); (d) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which Foreland (or any predecessor of Foreland) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state, or local Law; (e) any and all Taxes of any Person imposed on Foreland arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including reasonable attorneys’ and accountants’ fees) incurred in connection therewith, Seller shall reimburse Buyer for any Taxes of Foreland that are the responsibility of Seller pursuant to this Section 6.04 within ten business days after payment of such Taxes by Buyer or Foreland. The term “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

Section 6.05Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI or in connection with any proceeding in respect of Taxes of Foreland, including providing copies of relevant Tax Returns and accompanying documents. Each of Seller and Buyer shall retain all Tax Returns and other documents in its possession relating to Tax matters of Foreland for any Pre-Closing Tax Period (collectively, “Tax Records”) until the expiration of the statute of limitations of the taxable periods to which such Tax Records relate.

Section 6.06Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.19 and this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus 90 days.

ARTICLE VII
INDEMNIFICATION

Section 7.01Indemnification by Seller. Subject to the other terms and conditions of this Article VII, Seller shall indemnify and defend each of Buyer and its Affiliates (including Foreland) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to, or by reason of:

(1)any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or the other Transaction Documents;

(2)any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement or the other Transaction Documents; and

(3)fraud or intentional misrepresentation by Foreland or Seller.

Section 7.02Indemnification by Buyer. Subject to the other terms and conditions of this Article VII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to, or by reason of:

(1)any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or the other Transaction Documents; or

(2)any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement, other than to the extent the claim relates to Seller’s breach of any representation, warranty, or covenant.

Section 7.03Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). The Indemnified Party’s failure or delay in providing the notice will not relieve the Indemnifying Party of its obligations under this Article VII except to the extent that the Indemnifying Party is actually and materially prejudiced as a result thereof. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity (collectively, “Action”) by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of any such Action, the Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 7.04Certain Limitations.

(1)Deductible. Seller shall not be liable to Buyer for indemnification under Section 7.01 until the aggregate amount of all Losses in respect of indemnification under Section 7.01 exceeds $25,000.00 (the “Deductible”), in which event Seller shall be liable for all indemnifiable Losses in excess of the Deductible.

(2)Cap. The aggregate amount of all Losses for which Seller shall be liable to Buyer for indemnification under Section 7.01 or for which Buyer shall be liable to Seller for indemnification under Section 7.02 shall, in each case not exceed twelve and a half percent (12.5%) of the Purchase Price (the “Cap”).

(3)Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.19 which are subject to Article VI) and all related rights to indemnification shall survive the Closing and shall remain in full force and effect until the date that is twenty four (24) months from the Closing Date; provided, however, the representations and warranties in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.25, Section 4.01 and Section 4.04 shall survive for the applicable statute of limitations. Subject to Article VI, all covenants and agreements of the Parties contained herein shall survive the Closing indefinitely unless another period is explicitly specified herein. Notwithstanding the foregoing, any claims which are timely asserted in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

(4)Cleanup, Fraud, or Intentional Misrepresentation. Notwithstanding any other provision of this Agreement, no limitations on indemnification set forth in this Section 7.04, including with respect to time limits, Deductible, and Cap, will apply with respect to any claims based on any Cleanup, fraud, or intentional misrepresentation.

Section 7.05Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event, or proceeding in respect of Taxes of Foreland (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.19 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking, or obligation in Article VI) shall be governed exclusively by Article VI hereof.

Section 7.06Exclusive Remedy; No Double Recovery. The sole remedy for Buyer and Seller with respect to all claims (other than claims arising from (i) Section 1.02(1) and (ii) any Cleanup, fraud, criminal activity, or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article VII (and in Article VI). In furtherance of the foregoing, each party waives, to the fullest extent permitted under Law, all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII (and in Article VI). Nothing in this Section 7.06 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct. No Indemnified Party will be entitled to recover any Losses relating to any matter arising under one provision of this Agreement to the extent that any Indemnified Party had already recovered the same Losses with respect to such matter.

ARTICLE VIII
MISCELLANEOUS

Section 8.01Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

Section 8.02Notices. All notices and other communications (“Notices”) shall be in writing and may be delivered: (a) in person, with the date of Notice being the date of personal delivery; (b) by email, with confirmation of receipt; or (c) by nationally recognized delivery service, such as Federal Express, with the date of Notice being the date of delivery as shown on the confirmation provided by the delivery service. Notices shall be provided to the respective Parties at the addresses listed on the signature page to this Agreement (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.02).

Section 8.03Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.04Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 8.05Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, and any exhibits, the statements in the body of this Agreement will control.

Section 8.06Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder. For the avoidance of doubt, notwithstanding anything herein to the contrary, Buyer may assign this Agreement without the consent of any Person (a) to any affiliate of Buyer, (b) to any lender to Buyer or any subsidiary or affiliate thereof as security for obligations to such lender, provided that no assignment to any such lender will in any way affect Buyer’s obligations or liabilities under this Agreement, or (c) to any Person acquiring a material portion of the assets or business of Buyer.

Section 8.07Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof. No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 8.08Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(1)All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Utah without giving effect to any choice or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction). Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the courts of the State of Utah in each case located in Salt Lake County, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

(2) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.09Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

SIGNATURE PAGE TO THE

STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER		SELLER

SKY QUARRY, INC.		REFINERY TECHNOLOGIES, INC.
A DELAWARE CORPORATION		A UTAH CORPORATION

Address:	222 S. Main Street	Address:	1582 West 2600 South
	5th Floor		Woods Cross, UT 84087
Salt Lake City, UT 84101

By:	/s/ David Sealock	By:	/s/ Jesse McSwain
Name:	David Sealock	Name:	Jesse McSwain
Its:	Chief Executive Officer	Its:	President

Exhibit A

Note

Exhibit B

Security Agreement